Exhibit 3.1

FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
NLIGHT, INC.

Effective as of December 31, 2020, Article X of the Amended and Restated Bylaws of nLIGHT, Inc. is deleted in its entirety and replaced with the following:

ARTICLE X – AMENDMENTS

Stockholders of the corporation entitled to vote and holding a majority of the total voting power of outstanding voting securities, voting together as a single class, shall have the power to alter, amend or repeal these bylaws, and to adopt new bylaws. The board of directors shall also have the power to alter, amend or repeal these bylaws, and to adopt new bylaws.

A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

* * *

The undersigned hereby certifies that she is the duly elected, qualified and acting Secretary of nLIGHT, Inc., a Delaware corporation, and that this First Amendment to Amended and Restated Bylaws of nLIGHT, Inc. was duly adopted by the board of directors on January 31, 2020 .

IN WITNESS WHEREOF, the undersigned has hereunto set her hand this 31st day of January, 2020.

Meredith Weisshaar
Vice President, General Counsel and
Corporate Secretary